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                                                                    EXHIBIT 99.3



                            ABACUS DIRECT CORPORATION

             AMENDED AND RESTATED 1989 STOCK OPTION PLAN, AS AMENDED

               1. SECURITIES OFFERED. The securities offered pursuant to the Amended and Restated 1989 Stock Option Plan, as amended (the "Plan") are shares of Abacus Direct Corporation's (the "Corporation") Common Stock having a par value of $.001 per Share ("Common Stock"). Shares delivered upon exercise of options may be either treasury stock or newly issued shares. The Board, as hereinafter defined, has determined that no additional options will be granted under the Plan.

               2. PURPOSE. The Plan was established for the purpose of providing key employees and those associated with the Corporation, the opportunity to participate in the growth of the Corporation through the purchase of the Common Stock. The Board of Directors of the Corporation (the "Board") believes that the Plan affords an appropriate means of rewarding key employees, consultants and directors for their past and future contributions to the Corporation's growth, and of encouraging such employees, consultants and directors to remain or enter the service of the Corporation, Options granted under the Plan may be intended to qualify as incentive stock options under the Internal Revenue Code of 1996, as amended (the "Code") or may be designated as non-qualified stock options.

               3. ADMINISTRATION OF THE PLAN. The Plan is currently administered by the Board but may also be administered by or a committee of the Board consisting of not less than three members appointed by the Board and serving at the Board's pleasure (the "Committee"). Any vacancy occurring in the membership of the Committee shall be filled by appointment by the Board. As used herein, the term Board shall also mean the Committee, if any. Each member of the committee has an equal vote in the administration of the Plan. As of the date hereof, the members of the Committee are as follows:

                NAME                      POSITION WITH THE COMPANY
                ----                      -------------------------
         M. Anthony White                 Chairman of the Board, Chief Executive
                                          Officer and Director
         Daniel C. Snyder                 President, Chief Operating Officer and
                                          Director
         Frank Kenny                      Director

         Anthony H. Lee                   Director

               The Board is elected annually by stockholders and serves until each of members successors are duly elected and qualify. Board members may be removed for cause by the affirmative vote of the holders of a majority of shares outstanding and entitled to vote for such purpose.

               The majority of the members of the Committee constitutes a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the committee, are deemed the acts of the Committee.

               The Board may from time to time adopt such rules and regulations as it may deem advisable for the administration of the Plan, and may alter, amend or rescind any such rules and regulations in its discretion. The Board has the power to interpret or amend or discontinue the Plan, except that without the written consent of an optionee, no amendment or suspension of the Plan shall alter or impair any option previously granted to the optionee under the Plan, subject to any provisions otherwise in the Plan. All decisions made by the Board in the administration and interpretation of the Plan shall be binding and conclusive on all persons for all purposes. No member of the Board shall be liable for any action taken or decisions made by him in good faith with respect to the Plan or any option granted under it. Options may be granted by management of the Corporations without Board approval so long as the Board ratifies by formal Board action all options so granted.

               4. GRANT OF OPTIONS. The grant of options hereunder is evidenced by written notice of the grant, including the terms and conditions of the option granted, and whether the option is an incentive stock option or non-qualified stock option, which notice shall be delivered to the individual to whom the option is granted. An optionee may, if otherwise eligible, be granted multiple options.

               5. TERMS AND CONDITIONS OF OPTIONS. The type of option, the number of shares which may be purchased under each option, and the purchase price per share, is designated by the Board at the time the option is granted. The purchase price per share of an option may in no event be less than 100% of the fair market value of each share at the time the option is granted; provided, however, that incentive stock options may not be granted to any holder of the voting rights of 10% or more of total combined voting power of all classes of stock of the Corporation at time of grant, unless the purchase price shall be at least 100% of the fair market value of the shares at the time of grant. "Fair market value" shall be determined as described in Section 9 below. An option granted under the Plan is not transferable by the individual to whom it is granted otherwise than by will or the laws of descent and distribution, and is exercisable, during the lifetime of such individual, only by him; provided, however, that if such individual become legally disabled,



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his legal representative may exercise the option on his behalf, No incentive stock options may be granted under the Plan to any employee where the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by such employee during any calendar year (under all such plans of the Corporation and its parent and subsidiary corporations) shall exceed $100,000. Options granted under the Plan that are non-qualified stock options may exceed the foregoing limits. All options may be exercisable without regard to whether there may be outstanding one or more other options previously granted in favor of the optionee, Any shares of Common Stock which are issued to an optionee upon exercise of an option granted under the Plan shall be subject to a right of first refusal in favor of the Corporation, the specific terms of which shall be set forth in such optionee's option agreement. The Board may impose on any option any additional terms and conditions which it deems advisable and which are not inconsistent with the Plan.

               6.     EXERCISE OF OPTIONS.

                      (a) Options granted hereunder include one of the following four vesting/repurchase alternatives:

                      (i)   Periodic Vesting/Alternative I.

                                                        Percentage of
                            Period of Time              Shares for Which
                            After Date of Grant         Option May Be Exercised
                            -------------------         -----------------------
                            0-12 months                           0%
                            13-24 months                         20%
                            25-36 months                         40%
                            37-48 months                         60%
                            49-60 months                         80%
                            60 + months                          100%

                             In the event of death, legal disability, or merger
                      or sale of the Corporation as described in paragraph 10, accelerated vesting of options granted, as described in this paragraph 6(a)(i) occurs and 100% of the shares for which the option was granted are immediately available for exercise.

                      (ii) Periodic Vesting/Alternative II.

                                                        Percentage of
                            Period of Time              Shares for Which



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

                            After Date of Grant         Option May Be Exercised
                            -------------------         -----------------------
                            0-12 months                          0%
                            25-36 months                         25%
                            37-48 months                         50%
                            49-60 months                         75%
                            60 + months                          100%

                             In the event of death, legal disability, or merger
                      or sale of the Corporation as described in paragraph 10, accelerated vesting of options granted, as described in this paragraph 6(a)(ii) shall occur and 100% of the shares for which the option was granted are immediately available for exercise.

                      (iii) Immediate Vesting Subject to Repurchase Right/Alternative I. All shares subject to an option are immediately purchasable upon issuance of an option; provided that, if the optionee's employment with the Corporation terminates for any reason (other than due to the optionee's death or disability) during the five year period following the date of grant, the Corporation has the right to repurchase some or all of any shares that may be or may have been acquired by the optionee pursuant to exercise of the option, at the price paid by the optionee, in accordance with the following formula:

                                                         Percentage of Option
                           Months from                   Shares Repurchasable
                           Date of Grant                 By Corporation
                           -----------                   ---------------------
                           1-12 months                          100%
                           13-24 months                          80%
                           25-36 months                          60%
                           37-48 months                          40%
                           49-60 months                          20%

                      (iv) Immediate Vesting Subject to Repurchase
                      Right/Alternative II. All shares subject to an option are immediately purchasable upon issuance of an Option; provided that, if the optionee's employment with the Corporation terminates for any reason (other than due to the optionee's death or disability) during the five year period following the date of grant, the Corporation has the right to repurchase some or all of any shares that may be



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                      or may have been acquired by the optionee pursuant to
                      exercise of the option, at the price paid by the optionee, in accordance with the following formula:

                                                         Percentage of Option
                           Months from                   Shares Repurchasable
                           Date of Grant                 By Corporation
                           -----------                   ---------------------
                           1-24 months                           100%
                           25-36 months                          75%
                           37-48 months                          50%
                           49-60 months                          25%

                      (b) Unless otherwise specified by the Board, all unexercised stock options granted pursuant to the Plan, if otherwise exercisable as described in the foregoing paragraph 6(a), shall be exercisable by an optionee only (I) for a period of three months for incentive stock options and six months for non-qualified stock options after the optionee's employment or other affiliation with the Corporation terminates due to the optionee's death or disability, or due to termination by the Corporation without cause, and (II) by midnight on the day of termination if the optionee voluntarily terminates his employment or other affiliation, or the Corporation terminates the optionee with cause. If the optionee's employment or other affiliation with the Corporation is terminated by reason of the optionee's commission of a felony, fraud, or willful misconduct which has resulted, or is likely to result, in substantial and material damage to the Corporation, as determined in the discretion of the Board, the option can not be exercisable at anytime after termination.

                      (c) Options are exercised by written notice from the holder of the option to the Corporation, setting forth the number of shares desired to be purchased, stating whether the employee is exercising an incentive stock option or non-qualified stock option, and accompanied by cash or check in the amount equal to the full purchase price of the shares being purchased; provided, however, that the Corporation may in its discretion allow the optionee to pay the purchase price in whole or in part by transferring to the Corporation shares of Common Stock held by him or by being credited by the Corporation for shares he has a right to acquire in the option being exercised, in which case the resulting stock certificate reflects the number of shares after payment of the exercise price. Notice of exercise must be addressed to the Corporation at its principal place of business; Attention: President; shall be signed by the holder of the option; and shall, at the option of the Corporation, contain a representation that the shares are being purchased for investment only and not for resale or distribution. The Corporation may place one or more legends on any certificate issued hereunder which it deems necessary to comply with any applicable law. Within a reasonable time after receipt of notice in the form specified above, the Corporation



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must cause to be issued and delivered to the holder of the option a certificate for the number of shares of Common Stock which the holder has purchased, provided, however, that the Corporation may, in its discretion, allow the optionee to elect to pay any withholding taxes payable, in whole or in part, by transferring to the Corporation shares of Common Stock of the Corporation owned by him or by being credited by the Corporation for shares he has a right to acquire in the option being exercised, in which case the resulting stock certificate must reflect the number of shares after payment of the taxes. All documentary stamp taxes payable on account of such issue must be paid by the Corporation. in no event shall the Corporation be required to issue fractional shares upon the exercise of an option. An optionee may exercise less than all of the matured portion of the option, in which case such unexercised, matured portion shall continue to remain exercisable, Subject to the terms of the Plan, until the option terminates as described below.

                      (d) No stock option granted hereunder is exercisable after the expiration of ten years from the date such option is granted, provided however, that no incentive stock option granted to a 10% stockholder (as referenced in Section 5 hereof shall be exercisable after the expiration of 5 years from the date such option is granted.

               7. INCENTIVE OPTIONS. Incentive stock options may be granted only to employees (including officers) of the Corporation. A director of the Corporation is not eligible to be granted an incentive stock option unless the director is also an employee of the Corporation. Employment with the Corporation includes employment with any parent or subsidiary as defined in Section 425 of the Code.

               8. LIMITED RIGHTS. No person has any rights as a stockholder with respect to any shares covered by an option until the date of the issuance of a stock certificate(s) for the shares for which the option has been exercised. No adjustment is made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate(s) are issued, and the Corporation is under no obligation to give optionees notice of any such record date, except as described in Section 10. Nothing in the Plan or in any option agreement confers upon any optionee any right to continue in the employ of the Corporation or interfere in any way with any right of the Corporation to terminate the optionee's employment at any time. The adoption or existence of the Plan, of itself, shall not be deemed to entitle any employee to any rights to be granted options.

               9. DEFINITION OF FAIR MARKET VALUE. For the purposes of the Plan, "fair market value" means either the exercise price per share established by and in the discretion of the Board or, in the event the Corporation's stock is publicly traded: (i) the average of the closing bid and ask price per share of Common Stock on the date preceding the date of grant, as reported by the National Association of Securities Dealers Automated Quotation System, (ii) the average of the closing bid and ask price per share of Common Stock on the date preceding the date of grant, as reported by the National Quotation Bureau, Inc.'s "Pink



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Sheets," or (iii) if the Common Stock is listed on a national securities exchange, fair market value shall mean the closing price on such preceding date as reported by the Wall Street Journal.

               10. STOCK SPLITS, MERGERS, ETC. In case of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of the Corporation's Common Stock, appropriate adjustment will be made to both the number of shares which may be purchased under the Plan and the number and price per share of Common Stock which may be purchased under any outstanding options. In the case of any merger, liquidation, sale of all or substantially all of the assets of the Corporation or other transaction which results in the conversion of the Corporation's Common Stock into cash and/or securities of another corporation, the Board will either (a) provide for the acceleration of the exercise date of any option to the day immediately preceding the closing day of such event, or (b) provide for the replacement of any options with comparable options to purchase the stock of such other corporation.

               11.    CERTAIN TAX CONSEQUENCES

               No taxable income is realized by a holder of an option granted pursuant to the Plan (a "Holder") upon the grant or exercise of all incentive stock option. If Common Stock is issued to a Holder pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such a Holder within two years after the date of grant or within one year after the transfer of such shares to such a Holder, then (i) upon sale of such shares, any amount realized in excess of the option price will be taxed to such a Holder as a long-term capital gain and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the Holder's employer for Federal income tax purposes. if Common Stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of either holding period described above, generally (i) the Holder will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for such shares, and (ii) the Holder's employer will be entitled to deduct such amount for Federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the Holder upon the sale of the Common Stock will be taxed as short-term or long-term capital gain (or loss), depending on how long the shares have been held, and will not result in any deduction by the employer. Subject to certain exceptions for disability or death, if all incentive stock option is exercised more than three months following termination of employment, the exercise of the option will generally be taxed as the exercise of a nonqualified stock option. For purposes of determining whether a Holder is subject to any alternative minimum tax liability, a Holder who exercises an incentive stock option generally would be required to increase his or her alternative minimum taxable incomes and compute the tax basis in the stock so acquired, in the same manner as if the Holder had



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exercised a nonqualified stock option. Each Holder is potentially subject to the alternative minimum tax. In substance, a taxpayer is required to pay the higher of his/her alternative minimum tax liability or his/her "regular" income tax liability. As a result, a taxpayer has to determine his/her potential liability under the alternative minimum tax.

               With respect to nonqualified stock options (i) no income is realized by the Holder at the time the option is granted; (ii) generally, at exercise, ordinary income is realized by the Holder in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and the Holder's employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (iii) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held. Individuals subject to Section 16(b) of the Exchange Act will recognize ordinary income at the time of exercise of a nonqualified stock option as noted above, provided at least six months have elapsed from the date of grant to the date of exercise. In the event that less than six months have elapsed, such individual will recognize ordinary income at the time such six month period elapses in an amount equal to the excess of the fair market value of the shares on such date over the exercise price.

               Holders are strongly advised to consult with their individual tax advisers to determine their personal tax consequences resulting from the grant and/or exercise of options or the issuance and sale of restricted stock under the Plan.

               12. RESTRICTIONS ON RESALE. Any purchaser of Common Stock who is a "control person" of the Corporation, as defined in Rule 405 under the Securities Act of 1933, as amended (the "33 Act"), may only reoffer to resell such shares pursuant to a separate prospectus under the provisions of Rule 415 promulgated under such Act or under the provisions of Rule 144 promulgated under such Act.

               The resale of shares acquired upon the exercise of incentive stock options within one year from the date of acquisition or two years from the date of option grant rally have certain adverse federal tax consequences.

               The Corporation's executive officers, directors and beneficial owners of more than 10% of the Common Stock ("Insiders") acquiring options pursuant to the Plan are subject to Section 16 of the 1934 Exchange Act ("Exchange Act"). Section 16 prohibits purchases and sales or sales and purchases of any of the Corporation's equity securities by Insiders within a six month period. Any profit realized by an Insider on any purchase and sale, or any sale and then purchase, of shares of Common Stock or stock options issued under the Plan, which occurs within a six-month period is recoverable by the Corporation (or a stockholder suing on behalf of the Corporation) under Section 16(b) of the Exchange Act. Section 16 of the Exchange Act also requires all Insiders to report on Forms 3, 4 and 5 to



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the Securities and Exchange Commission all ownership as well as any changes in such equity securities that are held by such individual ownership of any of the Corporation's equity securities that are held by such individuals. This includes acquisitions and dispositions of shares of Common Stock and stock options issued under the Plan to Insiders.

               13. CURRENT GRANTS.

               As of November 20, 1997, options to purchase an aggregate of 396,040 shares of the Corporation's Common Stock at a weighted average exercise price of $3.73 per share were issued and outstanding. As of November 20, 1997, 325,819 options were issued and outstanding and held by one of the Corporation's employee directors.

               14. APPLICABILITY OF ERISA; QUALIFICATION UNDER CODE SECTION 401(a).

               The Plan is not subject to the Employee Retirement Income Security Act of 1974 ("ERISA") and is not qualified under Section 401(a) of the Code. There will be no fees, commissions or other charges in connection with the purchase of Common Stock pursuant to the Plan other than payment of the option exercise price.

               15. FURTHER INFORMATION REGARDING THE PLANS/INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               Additional information about the Plan and the administrators of the Plan may be obtained from Abacus Direct Corporation, Attention: Carlos E. Sala, 8774 Yates Drive, Westminster, Colorado 30030. The following documents filed by the Corporation with the Securities and Exchange Commission are incorporated herein by reference:

               A. The Corporation's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, as amended;

               B. The Corporation's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997;

               C. The Corporation's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997;

               D. The Corporation's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997;

               E. The Corporation's Proxy Statement dated April 30, 1997 relating to the Annual Meeting of Stockholders held on June 16, 1997;



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               F.     The description of the Corporation's Common Stock
                      contained in the Corporation's Registration Statement on Form SB-2 (Registration No. 333-5380) filed by the Corporation on August 7, 1996, as amended.

               Copies of all documents incorporated by reference and additional information concerning the Plan and its administrators are available to plan participants without charge upon a written request address to Abacus Direct Corporation, Attention: Carlos E. Sala, 8774 Yates Drive, Westminster, Colorado 30030, telephone number (303) 657-2800.



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